Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Western Digital Corporation:

We consent to the use of our report dated August 24, 2022, with respect to the consolidated financial statements of Western Digital Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP
Santa Clara, California
November 18, 2022